UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 27, 2005

PUBLIC COMPANY MANAGEMENT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50098	88-0493734
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5770 El Camino Road, Las Vegas, Nevada 89118

(Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code (702) 222-9076

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definite Agreement

On May 27, 2005, Public Company Management Corporation (the "Registrant") announced via press release that its subsidiary, GoPublicToday.com ("GPT"), reached an agreement to provide services to Systems Annex, LLC ("SAN") related to becoming a publicly traded company on the over-the-counter Bulletin Board ("OTCBB"). GPT will assist SAN with a proposed private placement and registration for resale of securities issued by SAN, and will consult with SAN on maintaining compliance with the reporting requirements of the Securities Exchange Act of 1934, as amended. The press release announcing this event  is filed herewith as exhibit 99.

The Registrant's subsidiary, GPT, signed the consulting contract with SAN on May 23, 2005. In exchange for securities registration services, GPT and will receive cash and securities issued by SAN as compensation.

SAN is a technology company with two divisions: Information Services and Automation Services.  The Information Services Division provides organizations with technical services including technical writing, computer/software installations, consulting, training and quality assurance. Through its Information Services Division, SAN provides help desk support services to hotels and motel chains across the country, as well as regional computer services and technical support.

SAN's Automation Services Division offers products and services that give people the ability to automate, integrate and operate technological devices for homes and offices. SA designs and installs automated networks for homes and offices that include low-voltage wiring; home theater screens and projectors; central vacuum systems; distributed audio/video systems; home networking; and remote control systems for lighting, HVAC and draperies.

In addition to assisting SAN towards becoming a public company, GPT will also provide compliance services to help the company maintain its regulatory responsibilities as a public company. These services will be provided through Registrant's subsidiary, Public Company Management Services.

Item 9.01  Financial Statements and Exhibits

Exhibit No.	Description

10	Contract for Services, dated May 23, 2005, between Systems Annex and GoPublicToday.com
99	Press Release

Signatures

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Public Company Management Corporation

May 31, 2005

/s/ Stephen Brock

Stephen Brock

Chief Executive Officer